SHILOH INDUSTRIES REPORTS THIRD-QUARTER FISCAL 2019 RESULTS
AND RAISES THE MID-POINT OF GUIDANCE

VALLEY CITY, Ohio, September 5, 2019 (BUSINESS WIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise and vibration solutions to the automotive, commercial vehicle and other industrial markets, today reported financial results for its fiscal 2019 third-quarter ended July 31, 2019.

Third Quarter 2019 Highlights:

•	Revenues were $263.4 million.

•	Gross profit was $23.6 million with a gross margin of 9.0%.

•	Net loss was $2.7 million or 11 cents per basic share.

•	Adjusted income was 4 cents per basic share.

•	Adjusted EBITDA was $17.3 million.

•	Adjusted EBITDA margin was 6.6%.

"Overall I am pleased with Shiloh's performance throughout the year and our ability to execute our plan," said Ramzi Hermiz, president and chief executive officer. "We made solid progress on several important initiatives that position Shiloh to profitably grow and improve the capabilities of our organization over the longer term. We continued the roll-out of major product launches, won $475 million in new business so far this year, and strengthened the organization through investments in technology and systems. We continued restructuring efforts to optimize our assets and enhance our flexing capability. Going into the fourth quarter, we are confident in our ability to deliver full year guidance."

2019 Outlook
Shiloh is maintaining its previously announced 2019 guidance for revenue to range from $1,000 million to $1,150 million and tightening the range for adjusted EBITDA to range from $67 million to $70 million from the prior range of $65 million to $70 million. This is the second consecutive quarter that we have raised the mid-point of guidance.

Shiloh to Host Conference Call Today at 9:00 A.M. ET
Shiloh will host a conference call on Thursday, September 5, 2019 at 9:00 A.M. Eastern Time to discuss Shiloh's third quarter fiscal 2019 financial results. The conference call can be accessed by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. Please dial-in approximately five minutes in advance and request the Shiloh Industries third quarter fiscal 2019 results conference call. A replay will be available after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13694094. The replay will be available until September 26, 2019. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Shiloh's website at www.shiloh.com.

Investor Contact:
For inquiries, please contact our Investor Relations department at: 1-330-558-2601 or at investors@shiloh.com.

About Shiloh Industries, Inc.
Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market. Shiloh designs and manufactures products within body structure, chassis and propulsion systems. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore® acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. Shiloh has approximately 4,000 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Forward-Looking Statements

Certain statements made by Shiloh in this press release regarding our operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in our expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements due to a variety of factors, including (1) our ability to accomplish our strategic objectives; (2) our ability to obtain future sales; (3) changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; (4) costs related to legal and administrative matters; (5) our ability to realize cost savings expected to offset price concessions; (6) our ability to successfully integrate acquired businesses, including businesses located outside of the United States; (7) risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products; (8) inefficiencies related to production and product launches that are greater than anticipated; (9) changes in technology and technological risks; (10) work stoppages and strikes at our facilities and that of our customers or suppliers; (11) our dependence on the automotive and heavy truck industries, which are highly cyclical; (12) the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production; (13) regulations and policies regarding international trade; (14) financial and business downturns of our customers or vendors, including any production cutbacks or bankruptcies; (15) increases in the price of, or limitations on the availability of aluminum, magnesium or steel, our primary raw materials, or decreases in the price of scrap steel; (16) the successful launch and consumer acceptance of new vehicles for which we supply parts; (17) the impact on financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of our operating results; (18) the occurrence of any event or condition that may be deemed a material adverse effect under agreements related to our outstanding indebtedness or a decrease in customer demand which could cause a covenant default under agreements related to our outstanding indebtedness; (19) pension plan funding requirements; and (20) other factors besides those listed here could also materially affect our business. See "Part II, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents we file from time to time with the SEC.

Non-GAAP Financial Measures
This press release may include non-GAAP financial measures, including “EBITDA,” “adjusted EBITDA ," "adjusted EBITDA margin" and "adjusted earnings per share." We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We define adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, and other adjustments as described in the reconciliations accompanying this press release. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues as shown in the reconciliations accompanying this press release. Adjusted earnings per share excludes certain income and expense items as shown in the reconciliation accompanying this press release. We use EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented in this release are not measures of performance under GAAP. These measures should not be considered as alternatives to the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expenses in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Adjusted Earnings Per Share Reconciliation	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
Net income (loss) per common share (GAAP)
Basic	$(0.11)	$0.47	$(0.27)	$0.86
Tax items (1)	—	(0.34)	—	(0.10)
Tax Cuts and Jobs Act, impact	—	—	—	(0.14)
Restructuring	0.12	0.06	0.37	0.16
Amortization of intangibles	0.02	0.02	0.05	0.06
Marketable securities	—	0.01	—	0.01
Legal and professional fees	0.01	—	0.08	0.01
Adjusted basic earnings (loss) per share (non-GAAP)	$0.04	$0.22	$0.23	$0.86
(1) For the three months ended July 31, 2018, there was a $2,300 benefit related to a return to provision due to a change in estimate and a $5,500 benefit based on adjusting the estimated annual tax rate. For the nine months ended July 31, 2018, there was a $2,300 benefit related to a return to provision due to a change in estimate.

Adjusted EBITDA Reconciliation	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
Net income (loss)	$(2,709)	$11,052	$(6,295)	$19,935
Depreciation and amortization	11,652	12,361	35,010	33,775
Interest expense	4,629	3,208	11,826	8,185
Benefit for income taxes	(973)	(7,014)	(2,612)	(9,854)
EBITDA (non-GAAP)	12,599	19,607	37,929	52,041
Restructuring	3,905	1,965	11,371	4,962
Legal and professional fees	195	—	2,291	367
Stock compensation	586	515	1,576	1,557
Marketable securities	—	154	—	154
Adjusted EBITDA (non-GAAP)	$17,285	$22,241	$53,167	$59,081
Adjusted EBITDA margin (non-GAAP)	6.6%	7.5%	6.7%	7.0%

SHILOH INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	July 31, 2019	October 31, 2018

	(Unaudited)
ASSETS:
Cash and cash equivalents	$11,936	$16,843
Accounts receivable, net	180,502	209,733
Related party accounts receivable	466	996
Prepaid income taxes	6,341	1,391
Inventories, net	67,615	71,412
Prepaid expenses	11,854	10,478
Other current assets	10,318	22,124
Total current assets	289,032	332,977
Property, plant and equipment, net	333,840	316,176
Goodwill	27,384	27,376
Intangible assets, net	13,489	14,939
Deferred income taxes	2,811	5,665
Other assets	7,732	12,542
Total assets	$674,288	$709,675
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current debt	$350	$1,327
Accounts payable	170,175	177,400
Other accrued expenses	45,411	63,031
Accrued income taxes	27	1,874
Total current liabilities	215,963	243,632
Long-term debt	248,393	245,351
Long-term benefit liabilities	14,579	15,553
Deferred income taxes	792	2,894
Other liabilities	3,440	2,723
Total liabilities	483,167	510,153
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at July 31, 2019 and October 31, 2018, respectively	—	—
Common stock, par value $0.01 per share; 75,000,000 and 50,000,000 shares authorized at July 31, 2019 and October 31, 2018, respectively; 23,799,035 and 23,417,107 shares issued and outstanding at July 31, 2019 and October 31, 2018, respectively	238	234
Paid-in capital	115,977	114,405
Retained earnings	129,518	135,813
Accumulated other comprehensive loss, net	(54,612)	(50,930)
Total stockholders’ equity	191,121	199,522
Total liabilities and stockholders’ equity	$674,288	$709,675

SHILOH INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$263,445	$294,883	$795,748	$839,889
Cost of sales	239,857	262,003	729,790	747,616
Gross profit	23,588	32,880	65,958	92,273
Selling, general & administrative expenses	18,105	22,773	51,069	66,159
Amortization of intangible assets	518	607	1,558	1,767
Restructuring	3,905	1,965	11,371	4,962
Operating income	1,060	7,535	1,960	19,385
Interest expense	4,633	3,209	11,836	8,194
Interest income	(4)	(1)	(10)	(9)
Other (income) expense, net	113	289	(959)	1,119
Income (loss) before income taxes	(3,682)	4,038	(8,907)	10,081
Benefit for income taxes	(973)	(7,014)	(2,612)	(9,854)
Net income (loss)	$(2,709)	$11,052	$(6,295)	$19,935
Income (loss) per share:
Basic earnings (loss) per share	$(0.11)	$0.47	$(0.27)	$0.86
Basic weighted average number of common shares	23,557	23,278	23,486	23,202
Diluted earnings (loss) per share	$(0.11)	$0.47	$(0.27)	$0.85
Diluted weighted average number of common shares	23,557	23,453	23,486	23,341

SHILOH INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Nine Months Ended July 31,
	2019	2018
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(6,295)	$19,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,010	33,775
Amortization of deferred financing costs	1,033	935
Restructuring	1,610	672
Deferred income taxes	232	(2,251)
Stock-based compensation expense	1,576	1,557
(Gain) loss on sale of assets	(3,562)	2,300
Loss on marketable securities	29	154
Changes in operating assets and liabilities:
Accounts receivable, net	30,213	18,599
Inventories, net	3,900	(2,656)
Prepaids and other assets	(1,564)	(4,884)
Payables and other liabilities	(30,965)	(6,989)
Prepaid and accrued income taxes	(6,863)	(10,266)
Net cash provided by operating activities	24,354	50,881
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(48,643)	(38,668)
Proceeds from sale of marketable securities	14	—
Acquisitions, net of cash required	—	(62,481)
Derivative settlements	5,855	—
Proceeds from sale of assets	12,339	2,696
Net cash used in investing activities	(30,435)	(98,453)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(495)	(667)
Proceeds from long-term borrowings	223,400	218,300
Repayments of long-term borrowings	(220,000)	(161,793)
Payment of deferred financing costs	(1,948)	(105)
Proceeds from exercise of stock options	—	41
Net cash provided by financing activities	957	55,776
Effect of foreign currency exchange rate fluctuations on cash	217	336
Net increase (decrease) in cash and cash equivalents	(4,907)	8,540
Cash and cash equivalents at beginning of period	16,843	8,736
Cash and cash equivalents at end of period	$11,936	$17,276